EXHIBIT 99

NEWS RELEASE

PGT Reports 2014 Third Quarter Results

VENICE, FL., October 29, 2014 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its third quarter and nine months ended September 27, 2014.

“This is an exciting time for PGT.  During the past quarter we completed the acquisition of CGI Windows and Doors, Inc., adding another market leading brand to our portfolio, a manufacturing facility in Miami, and approximately 200 employees to the PGT family. We also began production in our new glass facility, refinanced our debt, and delivered double digit growth, with sales up 19.2%, or $12.5 million over the third quarter of 2013,” commented PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

Financial highlights for the third quarter ended September 27, 2014, include CGI results for the five days from September 23, 2014 to September 27, 2014, and are compared to the same period last year. These highlights, which are adjusted for the costs related to the acquisition of CGI, debt refinancing, and the costs related to the start up of our new glass facility, include:

▪	Net sales of $77.3 million, an increase of $12.5 million, or 19.2%;

▪	Gross margin, adjusted for costs related to the start up of our new glass facility, increased $2.6 million or 12.4%, to $23.5 million;

▪	Selling, general and administrative costs, adjusted for costs related to the acquisition, of $12.8 million, or 16.5% of sales, compared to $13.4 million, or 20.7% of sales;

▪	Adjusted EBITDA of $12.1 million compared to $10.2 million;

▪	Adjusted net income of $6.2 million compared to $6.4 million (reflecting tax expense of $3.7 million in 2014, compared to $5 thousand in 2013);

▪	Adjusted net income per diluted share of $0.12 compared to $0.13;

▪	CGI Net Sales and EBITDA included above are $552 thousand and $123 thousand (or 22.3% of sales), respectively.

“Our growth continues to be led by new construction, which grew to represent 39% of our sales. During the quarter, impact sales grew 19% over prior year and represented 78% of total sales. Sales into new construction markets increased 47.2%, and sales into repair and remodel markets increased 5.2%,” stated PGT’s President and Chief Operating Officer, Jeff Jackson.

Mr. Jackson continued, “In the fourth quarter, we anticipate our year over year growth to continue, both organically and through the contribution of CGI. Sales from PGT products will range between $70 and $72 million, which represents an increase of 13% to 16% over prior year sales of $62.0 million. CGI sales will range between $11 and $12 million.  This will result in consolidated sales between $81 and $84 million.”

Financial highlights for the nine months ended September 27, 2014, compared to the same period last year, include adjustments related to the acquisition of CGI, debt refinancing, and costs related to the start up of our new glass facility. Additionally, 2013 financial highlights include adjustments related to the secondary offering, gain on the sale of the Salisbury facility and discrete tax items.  Our nine month financial highlights include:

▪	Net sales of $221.7 million, an increase of $44.4 million, or 25.0%;

▪	Gross margin, adjusted for costs related to the start up of our new glass facility increased, $9.9 million or 16.7%, to $69.4 million;

▪	Selling, general and administrative costs, adjusted for costs related to the acquisition, of $39.1 million, or 17.6% of sales, compared to $39.2 million, or 22.1% of sales;

▪	Adjusted EBITDA of $34.2 million compared to $28.3 million;

▪	Adjusted net income remained flat at $17.4 million (reflecting tax expense of $10.4 million in 2014, compared to $5 thousand in 2013);

▪	Adjusted net income per diluted share of $0.35 compared to $0.33.

Commenting on the third quarter and nine months ended September 27, 2014, Brad West, PGT’s Chief Financial Officer, stated, “Our sales growth led to a 12.4% increase in gross margin over prior year. As a percent of sales, however, adjusted gross margin decreased 1.9%, largely as a result of increased material costs due to the costs of purchasing finished glass units, as well as an increase in the cost of aluminum, and of a shift in mix toward new constructions sales.  However, we have expanded our current glass fabrication capabilities with the recent completion of our new glass facility, which should allow us to improve margins by approximately 2% in 2015.”

Mr. West continued, “During the quarter, we incurred $2.8 million in charges related to our debt refinancing, and $1.5 million in costs in connection with the acquisition.  Cash flow generated from operations was $8.8 million during the quarter, and we continue to effectively leverage our selling, general and administrative expenses which decreased after adjustments to 16.5% of sales, compared to 20.7% in the third quarter of 2013 due to strong leverage in this category.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, October 30, 2014, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning October 30, 2014, at 1:30 p.m. eastern time through November 5, 2014. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 94650390.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,800 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

About CGI

CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. The Company has over 200 employees at its manufacturing plant in Miami, Florida. Today the Company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI). For additional information, visit cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Integration of CGI
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013

Net sales	$77,320	$64,858	$221,666	$177,268
Cost of sales	54,137	43,938	152,565	117,759
Gross margin	23,183	20,920	69,101	59,509
Selling, general and administrative expenses	14,289	13,507	40,619	38,622
Income from operations	8,894	7,413	28,482	20,887
Interest expense	1,020	1,055	2,809	2,564
Debt extinguishment costs	2,829	-	2,829	333
Other income expense	1,019	64	918	408
Income before income taxes	4,026	6,294	21,926	17,582
Income tax expense (benefit)*	1,694	5	8,442	(3,893)
Net income	$2,332	$6,289	$13,484	$21,475

Basic net income per common share	$0.05	$0.14	$0.29	$0.43

Diluted net income per common share	$0.05	$0.13	$0.27	$0.40

Weighted average common shares outstanding:
Basic	47,399	46,238	47,271	49,567

Diluted	49,792	49,257	49,728	53,097

* Income tax expense (benefit) includes:
Income taxes related to operations	$3,700	$5	$10,448	$5
Income taxes on reconciled items	(2,006)	-	(2,006)	(3,898)

Total income tax expense (benefit)	$1,694	$5	$8,442	$(3,893)

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	September 27,	December 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$43,672	$30,204
Accounts receivable, net	30,266	20,821
Inventories	20,089	12,908
Prepaid expenses	1,419	1,538
Deferred income taxes	1,244	2,763
Other current assets	4,271	3,166
Total current assets	100,961	71,400

Property, plant and equipment, net	58,205	44,123
Intangible assets, net	83,701	38,869
Goodwill	66,658	-
Deferred financing costs	2,074	1,938
Other assets, net	146	302
Total assets	$311,745	$156,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$23,895	$15,522
Current portion of long-term debt	1,962	4,890
Total current liabilities	25,857	20,412
Long-term debt less current portion	192,343	72,365
Deferred income taxes	19,880	13,380
Other liabilities	1,906	1,400
Total liabilities	239,986	107,557

Total shareholders' equity	71,759	49,075
Total liabilities and shareholders' equity	$311,745	$156,632

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Reconciliation to Adjusted Net Income and Adjusted Net Income per share (1):

Net income	$2,332	$6,289	$13,484	$21,475
Reconciling items:
Gain on sale of Salisbury Facility (2)	-	-	-	(2,195)
Expenses related to offering of common stock and debt refinancing (3)	-	87	-	1,584
Expenses related to debt extinguishment (4)	2,829	-	2,829	333
Interest rate swap (5)	1,188	-	1,188	-
CGI Acquisition Costs (6)	1,533	-	1,533	-

Addition of Glass Plant Facility (7)	331	-	331	-

Discrete tax items (8)	-	-	-	(3,898)
Tax effect of reconciling items	(2,006)	-	(2,006)	-
Adjusted net income	$6,207	$6,376	$17,359	$17,299

Weighted average shares outstanding:
Basic	47,399	46,238	47,271	49,567
Diluted	49,792	49,257	49,728	53,097

Adjusted net income per share - basic	$0.13	$0.14	$0.37	$0.35
Adjusted net income per share - diluted	$0.12	$0.13	$0.35	$0.33

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$2,332	$6,289	$13,484	$21,475
Reconciling items:
Depreciation and amortization expense	1,141	2,783	3,584	8,386
Interest expense	1,020	1,055	2,809	2,564
Income tax expense	1,694	5	8,442	(3,893)
EBITDA	6,187	10,132	28,319	28,532
Add:
Gain on sale of Salisbury Facility (2)	-	-	-	(2,195)
Expenses related to offering of common stock and debt refinancing (3)	-	87	-	1,584
Expenses related to debt extinguishment (4)	2,829	-	2,829	333
Interest rate swap (5)	1,188	-	1,188	-
CGI Acquisition Costs (6)	1,533	-	1,533	-
Addition of Glass Plant Facility (7)	331	-	331	-
Adjusted EBITDA	$12,068	$10,219	$34,200	$28,254
Adjusted EBITDA as percentage of net sales	15.6%	15.8%	15.4%	15.9%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed October 29, 2014.

(2) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.

(3) The final costs associated with the secondary offering, $87 thousand, are included in Selling, general and administrative expenses for the three months ended September 28, 2013.The expenses related to the offering of 12.65 million shares of common stock of PGT by JLL Partners, and the unamortized costs that were written off as a result of the debt refinancing. Approximately $1,584 thousand of these charges are included in Selling, general and administrative expenses, while the remaining $333 thousand are included in Other Expense (income) for the nine months ended September 28, 2013.

(4) Costs associated with the extinguishment of our old credit facility as a result of the refinancing completed on September 22, 2014.

(5) Charges associated with our interest rate swap that was de-designated for accounting purposes during the third quarter of 2014 in connection with entering into the new credit facility.

(6) Costs associated with CGI Windows and Doors, Inc. acquisition completed on September 22, 2014.

(7) Start-up costs incurred for the new glass facility that began production in September 2014.

(8) During the second quarter of 2013, we reversed the deferred tax asset ("DTA") valuation allowance.